RYDER SCOTT COMPANY
PETROLEUM CONSULTANTS
1100 LOUISIANA SUITE 3800 HOUSTON, TEXAS 77002-5218
FAX (713) 651-0849
TELEPHONE (713) 651-9191

Exhibit 23.7

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

Ryder Scott Company, L.P. hereby consents to the use of its name and the information from its reports regarding its estimates of reserves and future net revenues from the production and sale of those reserves for the year ended December 31, 2006 in the Registration Statement on Form S-1 of Energy XXI (Bermuda) Limited.

/s/ Ryder Scott Company, L.P.

RYDER SCOTT COMPANY, L.P.

Houston, Texas
June 25, 2007